UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2015

MID PENN BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-13677	25-1666413
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

349 Union Street Millersburg, Pennsylvania	1.866.642.7736	17061
(Address of Principal Executive Offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

MID PENN BANCORP, INC.

CURRENT REPORT ON FORM 8-K

ITEM 1.02.Termination of a Material Definitive Agreement.

On December 15, 2015, Mid Penn Bancorp, Inc. (“Mid Penn”) completed the redemption (the “Redemption”) of all of the outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C, which were held by the U.S. Department of Treasury (“Treasury”) and issued pursuant to its Small Business Lending Fund program (the “SBLF Preferred Stock”), at an aggregate redemption price of $1,753,597.22, including accrued but unpaid dividends.  Mid Penn exercised its optional redemption rights pursuant to the terms of the Assignment and Assumption Agreement, dated March 1, 2015, among Mid Penn, Phoenix Bancorp, Inc. (“Phoenix”), and Treasury, and the related Securities Purchase Agreement, dated July 19, 2011 (the “Purchase Agreement”), between Treasury Department and Phoenix.  As a result of the Redemption, Mid Penn’s obligations under the foregoing agreements are terminated, except as otherwise explicitly set forth in the Purchase Agreement.  Mid Penn funded the Redemption using a portion of the net proceeds from its issuance and sale of $7.5 million in aggregate principal amount of its Subordinated Notes due 2025.

Item 3.03. Material Modification to Rights of Security Holders.

As described herein, on December 15, 2015, Mid Penn completed the Redemption of the SBLF Preferred Stock issued to Treasury.  Following the Redemption, no SBLF Preferred Stock is outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MID PENN BANCORP, INC. (Registrant)
Date: December 15, 2015	By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President & Chief Executive Officer